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                                                                   EXHIBIT 10.26

                               SEVERANCE AGREEMENT


     This Agreement, dated as of January 14, 2003, is entered into between Terayon Communication Systems, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and ________________________ (the "Executive").

     WHEREAS, the Board of Directors, of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions to its key management personnel because of the uncertainties inherent in such a situation;

     WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal, financial and employment security; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event that the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

     1. Term of Agreement. This Agreement shall commence as of January 14, 2004 and shall continue in effect until January 13, 2006; provided, however, that commencing on January 14, 2006 and on each January 14 thereafter, the term of this Agreement shall automatically be extended for one (1) year unless the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change in Control.

     2.   Definitions.

          2.1. Accrued Compensation. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii)

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vacation pay and (iv) bonuses and incentive compensation (other than the "Pro
Rata Bonus" (as hereinafter defined)).

          2.2 Base Amount. For purposes of this Agreement, "Base Amount" shall mean the greater of the Executive's annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

          2.3 Bonus Amount. For purposes of this Agreement, "Bonus Amount" shall mean the greatest of: (a) 100% of the annual bonus payable to the Executive under the Company's cash bonus incentive plan for the fiscal year in which the Termination Date occurs; (b) the annual bonus paid or payable to the Executive under the Company's cash bonus incentive plan for the full fiscal year ended prior to the fiscal year during which the Termination Date occurred; or
(c) the annual bonus paid or payable to the Executive under the Company's cash bonus incentive plan for the full fiscal year ended prior to the fiscal year during which a Change in Control occurred.

          2.4. Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the basis of the termination is fraud, misappropriation, embezzlement or willful engagement by the Executive in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole (no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company and its subsidiaries); provided, however, that the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a Notice of Termination (as hereinafter defined) and copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of those members of the Company's Board of Directors who are not then employees of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in the first sentence of this Section 2.4 and specifying the particulars thereof in detail.

          2.5. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the 1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of greater than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which

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would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); or

          (b) Approval by stockholders of the Company of a merger, consolidation or reorganization involving the Company, unless the stockholders of the Company immediately before such merger, consolidation or reorganization, own immediately following such merger, consolidation or reorganization, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization (a "Non-Control Transaction");

          (c)  A complete liquidation or dissolution of the Company; or

          (d) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided, however, that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

          2.6. Company. For purposes of this Agreement, the "Company" shall mean Terayon Communication Systems, Inc. and its Subsidiaries and shall include Terayon's "Successors and Assigns" (as hereinafter defined).

          2.7. Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties with the Company for a period of one hundred eighty (180) consecutive days and the Executive has not returned to full time employment prior to the Termination Date as stated in the "Notice of Termination".

          2.8. Good Reason.

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          (a)  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (1) through (8) hereof:

          (1) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from the Executive's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or by the Executive other than for Good Reason;

          (2) A reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within five (5) days of the date due;

          (3) the Company's requiring the Executive to be based at any place outside a 60-mile radius from Santa Clara, California, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

          (4) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

          (5) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

          (6) any material breach by the Company of any provision of this Agreement;

          (7) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 2.4; or


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          (8)  the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

          (b) The Executive's right to terminate the Executive's employment pursuant to this Section 2.8 shall not be affected by the Executive's incapacity due to physical or mental illness.

          2.9. Notice of Termination. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment from the Company, which notice indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so, indicated.

          2.10. Pro Rata Bonus. For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

          2.11. Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

          2.12. Termination Date. For purposes of this Agreement, "Termination Date" shall mean in, the case of the Executive's death, the Executive's date of death, in the case of Good Reason, the last day of the Executive's employment and, in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that, in the case of Disability, the Executive shall not have returned to the full-time performance of the Executive's duties during such period of at least 30 days.

     3.   Termination of Employment.

          3.1. If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twelve (12) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

          (a) If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation.


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          (b)  If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to the following:

               (i)  the Company shall pay the Executive all Accrued
               Compensation;

               (ii) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to the sum of (A) the Base Amount and (B) the Bonus Amount;

               (iii) for a number of months equal to twelve (12) (the "Continuation Period"), the Company shall, at its expense, continue on behalf of the Executive and the Executive's dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3. 1
               (b)(iii) during the Continuation Period shall be no less favorable to the Executive and the Executive's dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (A) and
               (B) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or the Executive's dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

               (iv) the restrictions on any outstanding equity incentive awards, including stock options and restricted stock, granted to the Executive under the Company's stock option plans or any other incentive plan or arrangement shall lapse and such incentive award shall become one hundred percent (100%) vested and, in the case of stock options, immediately exercisable;


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               (v)  for the duration of the Continuation Period, the Company shall, at its expense, provide the Executive with outplacement and career counseling services of the Executive's choice, provided, however, that the Company's obligation to pay for such services shall in no event exceed an aggregate amount equal to 25% of the Base Amount.

          (c)  The amounts provided for in Sections 3.1 (a) and 3.1 (b)(i) and
(ii) shall be paid in a single lump sum cash payment within forty five (45) days after the Executive's Termination Date (or earlier, if required by applicable law).

          (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1 (b)(iii).

          3.2. (a) The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice, agreement or arrangement.

          (b) The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect,

          4. Notice of Termination. Following a Change in Control, any purported termination of the Executive's employment shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

          5.   Excise Tax Limitation.

               (a) Notwithstanding anything contained in this Agreement, in the event that any payment or benefit (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to the Executive or for the Executive's benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive's employment with the Company or a Change in Control (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax (such reduced Payments being hereinafter referred to as the "Limited Payment Amount"). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the


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preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation,

               (b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm as of the date of the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination,), together with detailed supporting calculations and documentation, to the Company and the Executive within twenty
(20) days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5(c) below.

               (c) As a result of the uncertainty in the application of Sections 4999 and 28OG of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either will be greater (an "Excess Payment") or less (an "Underpayment") than the amounts provided for by the limitations contained in Section 5(a). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand (but not less than ten (10) days after written notice is received by the Executive) together with interest on the Excess Payment at the "Applicable Federal Rate" (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive's satisfaction of the Dispute that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Executive until the date of payment.

          6.   Successors: Binding Agreement.

               (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same


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extent that the Company would be required to perform it if no such succession or assignment had taken place.

               (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

     7. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but. not limited to, any such fees and expenses incurred in connection with the Dispute whether as a result of any applicable government taxing authority proceeding, audit or otherwise) or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, and (c) the Executive's hearing before the Board as contemplated in
Section 2.4 of this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control.

     8. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be denied to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     10. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against an Executive or others.


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     11.  Miscellaneous. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Santa Clara County in the State of California.

     13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.


TERAYON COMMUNICATION                      EXECUTIVE
    SYSTEMS, INC.

By:
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Its:
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